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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                                (Amendment No. )

                                Memry Corporation
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                                (Name of Issuer)

                  Common Stock, par value $.01 per share.
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                         (Title of Class of Securities)

                                   586263-20-4
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                                 (CUSIP Number)

                                  April 1, 2002
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           (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]   Rule 13d-1(b)
      [x]   Rule 13d-1(c)
      [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  586263-20-4
           -----------

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1.  Name of Reporting Persons:

    New England Partners Capital, L.P.

    I.R.S. Identification Nos. of Above Persons (entities only).

    04-3419108
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2.  Check the Appropriate Box if a Member of a Group (See Instructions)

    (a)  N/A             [ ]

    (b)  N/A             [ ]
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3.  SEC Use Only
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4.  Citizenship or Place of Organization  Delaware USA
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Number of           5.  Sole Voting Power           1,925,000
Shares Bene-        6.  Shared Voting Power         N/A
ficially Owned      7.  Sole Dispositive Power      1,925,000
by Each             8.  Shared Dispositive Power    N/A
Reporting Person
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9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  1,925,000

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares     N/A
    (See Instructions)

11. Percent of Class Represented by Amount in Row (9) 7.74%
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12. Type of Reporting Person (See Instructions)    PN
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Item 1.

     (a) Name of Issuer:

               Memry Corporation

     (b) Address of Issuer's Principal Executive Offices

               3 Berkshire Blvd., Bethel, Connecticut 06801

Item 2.

     (a) Name of Person Filing:

               New England Partners Capital, L.P.

     (b) Address of Principal Business Office or, if none, Residence:

               One Boston Place, Suite 2100, Boston MA 02108

     (c) Citizenship:

               Delaware USA

     (d) Title of Class of Securities:

               Common Stock

     (e) CUSIP Number: 586263-20-4


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Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or
240.13d-2(b) or (c), check whether the person filing is a:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C.
          78o).

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

     (f)  [ ] An employee benefit plan or endowment fund in accordance with
          Section 240.13d-1(b)(1)(ii)(F);

     (g)  [ ] A parent holding company or control person in accordance with
          Section 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section (3)(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(l)(ii)(J).

Item 4.  Ownership

      If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     1. Amount beneficially owned: 1,925,000 [includes 1,550,000 shares of common stock and warrants to acquire an additional 375,000 shares of common stock]

     2. Percent of class: 7.74%

     3. Number of shares as to which the person has:

        1.   Sole power to vote or to direct the vote: 1,925,000

        2.  Shared power to vote or to direct the vote: N/A

        3.  Sole power to dispose or to direct the disposition of: 1,925,000

        4.  Shared power to dispose or to direct the disposition of: N/A

Item 5.  Ownership of Five Percent or Less of a Class
              N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person
              N/A

Item 7. Identification and Classification of the subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
              N/A


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Item 8.  Identification and Classification of Members of the Group
              N/A

Item 9.  Notice of Dissolution of Group

              N/A

Item 10. Certifications

(a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

               By signing below I certify that to the best of my knowledge and belief, the securities referred to above were not acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

(b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

               By signing below I certify that to the best of my knowledge and belief, the securities referred to above were not acquired and not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge an belief, I certify that the information set forth in this statement is true, complete and correct.

April 17, 2002
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Date

New England Partners Capital, L.P.

By: NEP Capital, LLC, General Partner

By: /s/ John F. Rousseau, Jr.
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Signature

John F. Rousseau, Jr.
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Manager
Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is singed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the

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representative's authority to sign on behalf of such person shall be filed with the statement provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)







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